CONSULTING CONTRACT AGREEMENT

THIS AGREEMENT is made effective the 1st day of June, 2004,

B E T W E E N:

GRANDVIEW GOLD INC., a corporation incorporated under the laws of  the province of Ontario, Canada (hereafter called “GGI”),

-

and

GLOBAL-TEK BUSINESS DEVELOPMENT INC, of the City of Oakville, Ontario Canada (hereafter called “Global-Tek ”).

RECITALS:

A.

GGI is engaged in developing gold exploration properties in Canada and on the Carlin Trend in Nevada, USA. GGI will also be focused on promoting investment in GGI common shares throughout North America and Europe as well as seeking out Joint Venture Partners to share participation in GGI’s gold exploration and mining projects.

B.

GGI desires Global-Tek to enter into a contract with GGI for the period provided in this Agreement in accordance with the terms and conditions set forth below.

C.

Global-Tek is willing to accept a contract  with GGI on the basis of such  terms and conditions.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties covenant and agree as follows:

1.

Consulting Contract

GGI hereby employs Global-Tek and its consulting services and Global-Tek hereby accepts this consulting contract with GGI, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

2.

Term of Consulting Contract

Unless earlier terminated as hereinafter provided, the term of the subject consulting contract under this Agreement shall be for a period beginning June 1, 2004 (the “Contract Date”) and ending May 31, 2006 (such period referred to as the “Initial Two Years”).  Unless earlier terminated as hereinafter provided, the term of the Contract under this Agreement shall be automatically extended on a year-to-year basis (June 1 through May 31 of each successive year) (such one-year periods referred to as “Additional Years”) upon the expiration of the Initial Two Years or any Additional Year, unless prior to the commencement of a 90-day period expiring at the end of the Initial Two Years or any Additional Year, GGI or Global-Tek shall have given written notice to the other stating that the term of this Agreement shall not be extended.  For purposes of this Agreement, the term “Contract Year” shall mean each of the Initial Two Years and all Additional Years occurring while this Agreement remains in effect.

3.

Duties and Responsibilities

Global-Tek shall provide strategic business development contract services to GGI and shall faithfully and competently perform such contract services, duties and responsibilities as the Board of Directors of GGI (the “Board of Directors”) may from time to time prescribe.  Global-Tek agrees to perform its duties hereunder to the best of its ability and to act on all matters in a manner believed to be in favor of and not opposed to the best interests of GGI, and to use its best efforts to promote the profitable growth of GGI. Global-Tek and GGI agree that Global-Tek shall deliver its services and execute duties primarily from a Toronto area based office.

Global-Tek’s contractual responsibilities shall include but shall not be limited to providing management and leadership to the strategic business development of GGI as follows:

(a)

Providing the services of Raymond P. Pecoskie to manage  the day to day business affairs of the company as President & CEO; administrating all corporate management issues including but is not limited to ensuring financial statements are prepared on time and filed with the regulatory agencies, negotiating and managing all agreements on exploration and development properties.

(b)

Mapping out a Strategic Business Execution Plan including a financing plan to achieve a minimum investment in GGI of $1,400,000 on or before December 31, 2004.

(c) Managing all aspects of GGI’s financing initiatives including Investor Relations activities; which includes but is not limited to ensuring that all corporate information is communicated to shareholders and investors accurately and in a timely manner.

4.

Compensation

As   compensation for the satisfactory performance by Global-Tek of the services to be delivered by Global-Tek hereunder, Global-Tek will be entitled to the following:

(a)

a monthly contract fee (“Contract Fee”) for consulting as set out in Section 5 hereof;

(b)

a performance Incentive (“Performance Incentive”) for financings as set out in  Section 6 hereof.

5.

Contract Fee

GGI shall pay Global-Tek a contract fee (the “Contract Fee”) with respect to each Contract Year.  The Contract Fee for the initial Contract Year shall be CDN$140,184. The Contract Fee for each subsequent year shall be established by the Compensation Committee of the Board of Directors not less than 90 days prior to the commencement of the Contract Year.

The Contract Fee shall be paid  in accordance with the following agreed schedule:

(a)

CDN$11,682 per month plus GST ; payable monthly on the 25th day of each  month.

6.

Performance Incentive

Global-Tek shall be entitled an option agreement with GGI granting an initial performance incentive option to purchase 750,000 common shares of GGI exercisable at $1.00 per share and vesting quarterly, commencing October 1, 2004, in four (4) equal installments of 187,500 common shares each.

7.

Monthly Expense Compensation

GGI shall reimburse Global-Tek for such monthly business related expenses as:

a)

monthly business related marketing travel expenses

b)

monthly cell and/or blackberry expense

c)

monthly parking and gas expenses

d)

monthly car allowance- $670.95 per month

e)

monthly office space allowance-$490.00 per month

8.

Termination of the Agreement

(a)

By GGI for any reason:

This agreement may be terminated by GGI at any time by providing notice that the agreement is terminated effective immediately and by payment to Global-Tek of an amount equal to the Contract Fee for six (6) months from the date of termination, calculated at the rate of the then current Contract Year, payable in one lump sum on the date of termination.

(b)

By Global-Tek for good reason:

This agreement may be terminated by Global-Tek for good reason if, without its consent, there is (i) a material reduction in the duties and responsibilities of Global-Tek as outlined in Section 3 hereof, or (ii) a material reduction of the Contract Fee from the first year of the Initial Two Years, or (iii) breach by GGI of any material provision of this agreement without the breach being remedied within 30 days after notice thereof has been received by GGI. Upon such termination, GGI shall pay to Global-Tek an amount equal to the Contract Fee for three (3) months from the date of termination, calculated at the rate of the then current Contract Year, payable in one lump sum on the date of termination.

(c)

By Global-Tek for any reason:

This agreement may be terminated by Global-Tek at any time and for any reason by providing 30 days’ notice to the Board.

(d)

Global-Tek’s entitlement:

If Global-Tek is terminated by GGI or if Global-Tek terminates the agreement for any reason including good reason, in addition to the termination payment provided for in Section 8(a) or (b) respectively, Global-Tek shall be entitled to have its option to purchase 750,000 common shares of GGI, as set out in Section 6 hereof, become fully vested on the termination date, and the said option shall be exercisable by Global-Tek within 30 days thereafter.

9.

Confidentiality and Non-Disclosure

On termination of this agreement pursuant to Section 8, Global-Tek agrees to keep confidential all information of a confidential or proprietary nature concerning GGI, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available without breach of this agreement or which is required to be disclosed under appropriate statutes, rules of law or legal process.

10.

Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class mail, postage prepaid, or sent electronically or by facsimile, if to GGI, at GGI’s principal place of business, and if to Global-Tek, at Global-Tek’s address most recently filed with GGI, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

11.

Governing Laws

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario.

12.

Paramountcy

To the extent that there is any inconsistency or ambiguity between this agreement and any other agreement between the parties, the terms of this agreement shall govern to the extent of such inconsistency or ambiguity.

13

Entire Agreement; Modifications

This Agreement and the Schedule thereto constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective the 1st day of June, 2004.

GRANDVIEW GOLD INC.

GLOBAL-TEK BUSINESS DEVELOPMENT INC.

By: _____________________________

By: ______________________________________

D. Richard Brown, Chairman

Raymond P. Pecoskie